Exhibit 99.1

Cohu Announces Strong Preliminary Second Quarter 2017 Results

Net Sales 8% Above Guidance; Schedules Earnings Call

for Thursday, July 27, 2017

POWAY, Calif., July 11, 2017-- Cohu, Inc. (NASDAQ: COHU), a leading supplier of semiconductor equipment, today announced certain preliminary unaudited financial results for its second quarter of 2017:

●	Sales of approximately $93 million, above prior guidance of approximately $86 million, representing a 22% increase as compared to prior year second quarter sales of $76.4 million.

●	Gross margin in-line with previous non-GAAP guidance of approximately 40%.

●	Operating expenses approximately $1 million higher than previous non-GAAP guidance of approximately $22 million, due to foreign currency losses.

●	Looking forward, Cohu projects second half 2017 sales to be approximately the same as first half 2017, with the typical seasonality between the third and fourth quarters.

Luis Müller, President and Chief Executive Officer of Cohu, commented, “Our stronger than expected revenue in the second quarter was driven by continued momentum in the automotive and mobility markets, further highlighted by record orders in the quarter. These results reflect early acceptance of new products with existing customers as well as an increase in recurring revenue due to higher utilization across the installed base and particularly from computing applications. Our business continues to benefit from the growing trends of increased semiconductor content in automotive as well as greater device complexity in mobile handsets and IoT products, all of which drive the need for more advanced test handling equipment with extensive thermal and vision inspection capabilities. We look forward to discussing our complete financial results on our conference call in late July and also showcasing our newest products at our upcoming Corporate Access Day.”

Preliminary results remain subject to the completion of customary quarter-end financial close and review procedures and are subject to change. This press release refers to forward-looking non-GAAP guidance for gross margin and operating expenses. Cohu non-GAAP financial measures exclude stock compensation expense, amortization of acquired intangible assets, manufacturing transition and severance costs, and Kita acquisition and related inventory step-up costs. A full GAAP to non-GAAP reconciliation will be provided as part of Cohu’s second quarter 2017 earnings release.

As previously announced, Cohu will be hosting and presenting at its Corporate Access Day to be held July 13, 2017, in Santa Clara, California. Interested investors can access Cohu’s slide presentation and webcast beginning at 9:00 a.m. (Pacific Time) on July 13th in the Investor Information section of Cohu’s website at www.cohu.com.

Second Quarter 2017 Earnings Release and Conference Call:

Cohu will release its full second quarter 2017 financial results on Thursday, July 27, 2017 after the market close. Following the press release, Luis Müller, President and Chief Executive Officer, and Jeff Jones, Chief Financial Officer, will host a live audio webcast and conference call at 1:30 p.m. Pacific Time/4:30 p.m. Eastern Time to discuss Cohu’s second quarter financial results and third quarter business outlook. Interested investors should access the webcast at www.cohu.com and click on "Investor Information" at least five minutes before the call begins.

The teleconference replay will be available through August 27, 2017 and can be accessed by dialing 1-877-481-4010 and using passcode 16197. International callers should dial 1-919-882-2331 and enter the same pass code at the prompt. The webcast replay will be available on the Company’s website through July 27, 2018.

About Cohu:

Cohu is a leading supplier of semiconductor test and inspection handlers, micro-electro mechanical system (MEMS) test modules, test contactors and thermal sub-systems used by global semiconductor manufacturers and test subcontractors.

Forward Looking Statements:
Certain matters discussed in this release, including statements regarding preliminary sales, gross margin and operating expenses, strength of markets and results, expectations of business, orders, second half 2017 sales and operating results, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected or forecasted. Such risks and uncertainties include, but are not limited to, risks associated with acquisitions; inventory, goodwill and other asset write-downs; our ability to convert new products into production on a timely basis and to support product development and meet customer delivery and acceptance requirements for new products; our reliance on third-party contract manufacturers and suppliers; failure to obtain customer acceptance resulting in the inability recognize revenue and accounts receivable collection problems; market demand and adoption of our new products; customer orders may be canceled or delayed; the concentration of our revenues from a limited number of customers; intense competition in the semiconductor equipment industry; our reliance on patents and intellectual property; compliance with U.S. export regulations; ERP system implementation issues; the seasonal, volatile and unpredictable nature of capital expenditures by semiconductor manufacturers; and rapid technological change. These and other risks and uncertainties are discussed more fully in Cohu's filings with the Securities and Exchange Commission, including the most recently filed Form 10-K and Form 10-Q. The forward-looking statements included in this release speak only as of the date hereof, and Cohu does not undertake any obligation to update these forward-looking statements to reflect subsequent events or circumstances.

Contact Information:

Cohu: Jeffrey D. Jones – Investor Relations (858) 848-8106